CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333- 262695 on Form S-8 of our report dated March 24, 2022, relating to the consolidated financial statements of Altus Power, Inc. (“Altus”) appearing in the Annual Report on Form 10-K of Altus for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP
Stamford, CT
March 24, 2022